Exhibit 10.23
                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This is Amendment No. 1, dated as of November 21, 2002 (this "Amendment") to the EMPLOYMENT AGREEMENT, dated as of October 29, 1999 (the "1999 Employment Agreement"), between Marvel Enterprises, Inc., a Delaware corporation (the "Company") and Allen S. Lipson (the "Executive").

     WHEREAS, the Company currently employs the Executive as its Executive Vice President - Business and Legal Affairs pursuant to the 1999 Employment Agreement;

     WHEREAS, the Company wishes to change the Executive's position to that of its President and Chief Executive Officer effective on January 1, 2003 (the "Effective Date"), and the Executive wishes to accept such change in his employment commencing on the Effective Date, on the terms and conditions set forth in the 1999 Employment Agreement, as amended by this Amendment.

     NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Change in Position. Commencing on the Effective Date, the Executive's position with the Company and the Executive's title shall be changed to that of the Company's President and Chief Executive Officer. In that position, the Executive shall report solely to the Company's Board of Directors and to the Company's Chairman and Vice-Chairman, and shall perform such duties consistent with such position as may be assigned to the Executive by the Company's Board of Directors or its Chairman or Vice-Chairman. Until such time, if any, at which the Company employs a chief legal officer, the Executive shall also continue to function and perform the duties of its chief legal officer at the request of the Company's Board of Directors and its Chairman or Vice-Chairman.

2. Change in Term. The "Expiration Date" under the 1999 Employment Agreement is extended until the second anniversary of the Effective Date, subject to earlier termination pursuant to Section 4 of the 1999 Employment Agreement. The Expiration Date shall be automatically postponed, and the Term shall be automatically extended, as provided and subject to the conditions in Section 2.1 of the 1999 Employment Agreement. Section 4.4(b) of the 1999 Employment Agreement is changed to read in its entirety as follows:

          "(b) The Term may be terminated by the Executive by giving the Company a notice of termination at any time specifying a termination date no less than sixty (60) days after the date the notice is given, provided that no such notice of termination may take effect until after December 31, 2003."

3. Change in Compensation. Commencing on October 1, 2002, the Executive's Base Salary shall be increased to an annual rate of $500,000. The Executive's target annual bonus amount shall continue to be 50% of his base salary for the year.

4. Amended and Restated Employment Agreement; Change in Severance. The Company and the Executive are entering into an Amended and Restated Employment Agreement, dated the date of this Amendment (the "Restated Employment Agreement"), pursuant to which the Executive will serve as a part-time employee of the Company following termination of the Executive's employment as President and Chief Executive Officer of the Company in certain circumstances. If the Effective Date under the Restated Employment Agreement occurs, the Executive shall not be entitled to any continued payments of Base Salary, continuation of fringe benefits or continued vesting of equity arrangements under Section 4.5(b) of the 1999 Employment Agreement, but Executive shall be entitled to a Pro Rata Bonus under Section 4.5(b)(iii) of the 1999 Employment Agreement.

5. Change in Non-Compete. The proviso in Section 5.2 of the 1999 Employment Agreement is changed to read in its entirety as follows:

          "provided,however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation."

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6. Change in Address for Notices.  The address for notices,  requests,  consents and other communications to the Company pursuant to Section 10 of the 1999 Employment Agreement is changed to:

                           Marvel Enterprises, Inc.
                           10 East 40th Street
                           New York, New York 10016
                           Attention:  Chief Financial Officer

                      with a copy to:

                           John Turitzin, Esq.
                           Paul, Hastings, Janofsky & Walker LLP
                           1055 Washington Boulevard
                           Stamford, Connecticut 06901

7. Housing Allowance. Section 3 of Schedule I to the 1999 Employment Agreement is amended to read in its entirety as follows:

               "Housing Allowance. During the Term, the Company shall provide the Executive with a suitable one-bedroom apartment in Manhattan (and shall pay related utility charges, other than personal long distance telephone charges) and shall also provide the Executive with monthly parking in a garage in proximity to that apartment. The apartment, utilities and parking referred to in this paragraph shall be provided to the Executive, or the Executive shall be reimbursed by the Company for those expenses, on an after-tax basis so that he shall be reimbursed for any resulting income tax liability (including any income tax liability resulting from payments made pursuant to this sentence)."

8. General.

     This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to the conflict of law principles of such state.

     The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

     The 1999 Employment Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in the 1999 Employment Agreement as amended by this Amendment, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Except as expressly changed by this Amendment, the 1999 Employment Agreement remains in full force in accordance with its terms.

     This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                        COMPANY:

                                        MARVEL ENTERPRISES, INC.

                                        By:/s/---------------------------------
                                           Name:       Morton Handel
                                           Title:      Chairman


                                        EXECUTIVE:


                                        /s/-----------------------
                                        Allen S. Lipson

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